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                                                                   Exhibit 10.26


              AMENDMENT TO PATENT AND TECHNOLOGY LICENSE AGREEMENT


      This AMENDMENT TO PATENT AND TECHNOLOGY LICENSE AGREEMENT ("Amendment") is made and entered into as of this 9TH day of June, 2000 by and between ACCUMED INTERNATIONAL, INC., a Delaware corporation ("AccuMed") and AMPERSAND MEDICAL CORPORATION ("Ampersand" or "Licensee"), a Delaware corporation, as Assignee of INPATH, LLC. ("Inpath"), a wholly owned subsidiary of Ampersand.

      WHEREAS, as of September 4, 1998 AccuMed and Inpath entered into that certain Patent and Technology Licence Agreement (the "License Agreement").

      WHEREAS, on November 19, 1999 Inpath purported to terminate the License Agreement.

      WHEREAS, AccuMed challenged the validity of the November 19, 1999 termination of the License Agreement by Inpath.

      WHEREAS, on March 29, 2000 the parties hereto entered into a Letter Agreement ("Letter Agreement") pursuant to which the parties agreed to resolve all differences among them as set forth in the Letter Agreement and in this Amendment, the Assignment and the related Additional License and Purchase Agreement described therein.

      WHEREAS, in conjunction with this Amendment, Inpath has assigned all of its rights, title, interest and obligations under the License Agreement and this Amendment to Ampersand.

      WHEREAS, pursuant to the Letter Agreement, AccuMed agreed to the Assignment of the License Agreement by Inpath to Ampersand.

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AccuMed and Ampersand hereby agree as follows:

      1. Definitions. The capitalized terms used in this Amendment shall have the respective meanings ascribed to them in the License Agreement unless otherwise expressly defined in this Amendment.

      2. Reinstatement of License Agreement. AccuMed and Ampersand agree to reinstate and modify the September 4, 1998 License Agreement as set forth herein.

      3. The following definitions outlined in the License Agreement are hereby replaced with the following:

      "Foreign Patents" means, collectively (i) the letters patent corresponding to the U.S. Patents, issued or applied for in a country other than the United States; (ii) the continuations, continuations-in-part, or divisions thereof~ and (iii) any and all improvements, modifications, extensions, renewals, or reissues of such Patent, subject to the provisions of Section
      5.1 governing the prosecution thereof.
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      "Sales" means all recorded booked revenues for actual sales upon which payment has been collected by Licensee or an Affiliated Person of Licensee (whether in cash or by way of other benefit, advantage, or concession (in which case the applicable revenue will be the monetary equivalent or value of same).

      "U.S. Patents" means (i) AccuMed's Patent entitled "A Method and Apparatus For Imaging and Sampling Diseased Tissue Using Autofluorescence" U.S. patent number 5,999,844 dated 12/07/99; (ii) the continuations, continuations-in-part or divisions thereof, if any; and (iii) any and all improvements, modifications, extensions, renewals or reissues of such Patent, if any.

      4.    Section 2.1 of the License Agreement is replaced with the following:

      2.1 Grant of License in Patents. AccuMed hereby grants to Licensee, and Licensee accepts from AccuMed, an exclusive, non-transferable (except as provided in Section 10.8 herein), non-divisible license to make, have made, use, offer to sell and sell Licensed Products covered by the U.S. Patents and Foreign Patents for use in cervical and ovarian gynecological applications for Point of Care and concurrent with a patient's medical office visit in a physician's office and the non-exclusive license to make, have made, use, offer to sell and sell Licensed Products covered by the U.S. Patents and Foreign Patents for use in cervical and ovarian gynecological applications for Point of Care in labs outside of the physician's office.

      5.    Section 2.2 of the License Agreement is replaced with the following:

      2.2 Grant of License in Technology. AccuMed hereby grants to Licensee, and Licensee accepts from AccuMed, and exclusive, non-transferable (except as provided in Section 10.8 herein), non-divisible license to make, have made, use, offer to sell and sell Licensed Products utilizing the Technology for use in cervical and ovarian gynecological applications for Point of Care and concurrent with a patient's medical office visit in a physician's office and the non-exclusive license to make, have made, use, offer to sell and sell Licensed Products utilizing the Technology for use in cervical and ovarian gynecological applications for Point of Care in labs outside of the physician's office.

      6.    The following sentence is added to the end of Section 2.5:

      "The parties acknowledge and agree that AccuMed has no obligation, express or implied, to (i) develop any improvements to the U.S. Patents, the Foreign Patents, the Technology on the Copyrighted Works or (ii) to file any patent applications for any further developments, inventions or discoveries known to AccuMed.

      7.    Section 2.6 of the License is stricken in its entirety.

      8. Section 3.1 of the License Agreement is modified to add the following sentence:


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      As of the date of the Amendment hereto, all of the Guaranteed License
Issue Fees due to be paid hereunder have been paid and no further amounts are outstanding.

      9.    Section 3.2 of the License Agreement is replaced with the following:

      3.2 Required Royalty; Minimum Guaranteed Payments; Advanced Required Royalty Payments.

            (a) For the rights and privileges granted to Licensee under this Agreement, Licensee (subject to paragraph (b) of Section 5.1,
            Section 5.2, and Section 5.3) shall pay to AccuMed from and after the date hereto until the licenses hereunder are terminated in accordance with this Agreement, a royalty rate equal to 4% of all Sales ("Required Royalty"). The parties acknowledge and agree that "the date hereto" referred to herein is the date of the License Agreement, namely September 4, 1998.

            (b) Notwithstanding the amount of any sales or Required Royalty, Licensee shall pay AccuMed, a minimum guaranteed payment of $5,000,000 ("Minimum Guaranteed Payment") payable by Licensee only out of the booked revenues for Sales at the Royalty Rate outlined in
            (a) herein as Required Royalty Payments for the term of the Agreement. In the event that the Minimum Guaranteed Payment of $5,000,000 is not paid in full at the time of the termination of this Agreement, then the difference between the amounts actually paid by Licensee to AccuMed as Required Royalty Payments and $5,000,000 shall be immediately due and payable by Licensee to AccuMed.

            (c) Upon the signing by all parties of the Amendment, and related documents, Licensee shall pay or provide to AccuMed the following:

                  (i) $500,000 in cash, which cash payment shall represent an advanced, non-refundable Required Royalty Payment hereunder;

                  (ii) a $100,000 convertible promissory note payable to AccuMed (with conversion rights at $3.50/share into registered shares of Ampersand) bearing interest of 11% and due or convertible on March 29, 2001. The principal amount of the note shall represent an additional advanced, non-refundable Required Royalty Payment hereunder; and

                  (iii) 128,571 shares of Ampersand common stock which stock
            Ampersand will price protect to a share price of not less than $3 .50/share to a measurement date sixty days following the date on which the shares being issued become registered and are freely tradable. If the market price at the measurement date is less than $3.50 per share, Ampersand shall at its option (x) make a cash payment to AccuMed in an amount representing the difference in market price and $3.50 per share multiplied by 128,571 shares or (y) issue an additional number of Ampersand shares to AccuMed which number shall be arrived at by multiplying the difference in the then market price per share and $3.50 and dividing the resultant sum by the then market price per


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            share. The issuance of common stock by Ampersand to AccuMed as outlined herein, to a value of $450,000, shall represent an additional advanced, non-refundable Required Royalty Payment hereunder.

            (d)   The cash payments and issuance of stock outlined in (c)(i) -
            (iii) herein represent the payment by Licensee of advanced Required Royalty Payments to AccuMed. Ampersand shall not be required to make any additional payments to AccuMed for Required Royalty Payments until the total of the Required Royalty Payments called for hereunder from Ampersand, exceeds the amount of advanced Required Royalty Payments actually made by Ampersand to AccuMed pursuant to paragraphs c(i)-(iii) herein.

            (e) The shares of Ampersand stock to be issued to AccuMed herein shall be registered with an appropriate Registration Statement (excluding the S-8 underlying the Employee Equity Incentive Plan) which is presently being prepared by Ampersand. AccuMed will not be subject to any restrictions in the disposal of shares it holds, other than those regarding unregistered shares prior to the effective date of the Registration Statement outlined herein and those imposed by applicable securities laws.

      10. Paragraph 5.1 of the License Agreement is replaced with the following:

      5.1   Prosecution and Protection.

                  (a) AccuMed shall have the authority, in its discretion, but no duty to prosecute the application for the issuance of Foreign Patents. If AccuMed shall elect to prosecute a Foreign Patent under this Section, it shall be at the sole cost and expense of AccuMed.

                  (b) Licensee shall notify AccuMed in writing of Licensee's sale of Licensed Products in any Foreign Country upon or prior to the date on which Licensee first sells Licensed Products in such Foreign Country. If a Foreign Patent shall not already be pending or issued in such Foreign County, AccuMed shall have twenty-one (21) days from such written notice to notify Licensee in writing whether or not AccuMed will commence the prosecution thereof. If AccuMed elects, in such notice, not to prosecute a Foreign Patent in such Foreign Country or if AccuMed fails to make a timely election, then Licensee may elect to prosecute such Foreign Patent, at Licensee's sole cost and expense, for and on behalf of and in the name of AccuMed. Licensee may deduct all reasonable out-of-pocket costs and expenses, including without limitation, attorneys' fees and filing costs, incurred by Licensee for its prosecution (in accordance its election under with this paragraph) of Foreign Patents in any Foreign Country from the Required Royalties (but not the Minimum Guaranteed Payments) applicable to that Foreign Country under Section 3.2. AccuMed will provide to Licensee all information, papers, instruments or affidavits required to apply for and obtain Foreign Patents in AccuMed's name and will provide reasonable assistance to Licensee in Licensee's efforts to prosecute any Foreign Patents in accordance with its election under this paragraph. Any such Foreign Patents prosecuted by


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            Licensee for and on behalf of AccuMed shall be the sole and exclusive property of AccuMed, but Licensee shall be granted a license thereunder coincident with the grant under Section 2.1 for all Foreign Patents.

                  (c) Nothing in this Section shall (i) require either AccuMed or Licensee to prosecute patents in any Foreign Country or (ii) as between the parties, restrict Licensee from exercising its exclusive license rights under this Agreement in any Foreign Country or throughout the Territory, regardless of whether Licensee or AccuMed elects to prosecute any application for Foreign Patents therein.

      11. Paragraph 5.2 of the License Agreement is replaced with the following:

      5.2 Infringement by Third Parties. Each party shall inform the other party of any infringement or suspected infringement of the Patents or infringement (including any misappropriation) of the Technology of which such party becomes aware within ten (10) business days after such party becomes aware of any such infringement or suspected infringement. For a period of thirty (30) days after receipt by AccuMed of, or AccuMed's sending of, such notice of infringement, AccuMed will have the exclusive right to commence an action and otherwise assert rights in the Patents and the Technology against any such infringers or suspected infringers and will have the right at its sole discretion to make any settlement or compromise with the third-party infringer, provided that the terms of any such settlement may not modify the exclusivity of the licenses granted to LICENSEE in this Agreement or otherwise diminish LICENSEE'S economic rights or expectations hereunder. If AccuMed shall elect to prosecute any such infringer, LICENSEE shall take such steps as are reasonably requested by AccuMed to enable it to protect its rights under the Patents and under the Technology against any such infringement or suspected infringement. If
      (i) AccuMed fails to commence an action or otherwise assert its rights in the Patents and the Technology against any such infringers or suspected infringers within such thirty (30) day period and (ii) LICENSEE provides AccuMed with the opinion of patent counsel mutually acceptable to the parties stating that there is a likelihood of infringement or misappropriation by such suspected infringers (an "Infringement Opinion"), then LICENSEE may bring an action or proceeding (including any alternative dispute resolution process) to enjoin the infringement, to recover damages for it, or both and AccuMed grants LICENSEE the right to use AccuMed's name in connection therewith and will have the right at LICENSEE'S sole discretion to make any settlement or compromise with the third-party infringer, in accordance with and subject to the provisions set forth below. If an Infringement Opinion is delivered to AccuMed and, accordingly, LICENSEE is permitted to bring such action, then LICENSEE may elect to deduct a percentage of its out-of-pocket costs and expenses (but otherwise will bear all other costs and expenses), which includes without limitation court costs and attorneys' fees for such action up to a maximum deduction of fifty percent (the "Fee Percentage") and shall notify AccuMed of such election and the applicable Fee Percentage when the Infringement Opinion is delivered by LICENSEE to AccuMed. LICENSEE shall be permitted to deduct from future Minimum Guaranteed Payments and Required Royalties, as they become due under this Agreement, that portion of its out-of-pocket expenses in an amount equal to the Fee Percentage thereof. All proceeds of any action or proceeding


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      brought by LICENSEE or AccuMed (if any) shall be shared between AccuMed and LICENSEE pro rata in accordance with the Fee Percentage (i.e. AccuMed shall receive the Fee Percentage of such proceeds and LICENSEE shall receive the remainder). If LICENSEE shall be permitted to bring an action pursuant to this Section, AccuMed shall take such steps as are reasonably requested by LICENSEE to enable it to protect its licensee rights under the Patents and under the Technology against any such infringement or suspected infringement.

      12. Section 6.3(a) of the License Agreement is replaced by the following:

            (a) Licensee Covenant. Licensee shall not, directly or indirectly, whether through an Affiliated Person or otherwise, until the termination of this Agreement, and for a period of one year thereafter, without the prior written approval of AccuMed, employ, engage, or seek to employ or engage, directly or indirectly, any employee of AccuMed or its subsidiaries.

      13.   Paragraph 9.2 of the License Agreement is replaced by the following:

      9.2 Effect of Patent Invalidation. If any Patents shall issue and, thereafter, if all claims of all of the Patents should be finally determined to be invalid by a decision of a court of competent jurisdiction that is final and to which no right of appeal exists, then the rate of the Required Royalty shall be reduced from four percent (4%) to three and three-quarters percent (3.75%). Licensee acknowledges that the licenses hereunder in the Technology independent of any issued and valid Patent are valuable and reasonable consideration for the Required Royalty and Minimum Guaranteed Payments. Licensee shall pay (subject to paragraph (b)of Section 5.1, Section 5.2, and Section 5.3) all Required Royalties (at the four percent (4%) rate) due and payable before any such final determination of invalidity and during the pendency of any validly challenge, and Licensee is not entitled to any refund or credit for any past due Minimum Guaranteed Payments, Required Royalties, or the Guaranteed License Issue Fee payments. Licensee shall pay all Royalty Payments accruing during the pendency of any challenge to the validity of any of the Patents.

      14. Paragraph 9.3 of the License Agreement shall be replaced by the following:

      9.3 Termination by Licensee. Licensee shall not be entitled to terminate its obligations under this Agreement until AccuMed's receipt of the Minimum Guaranteed Payment of $5,000,000. Thereafter, Licensee, at its election may (x) terminate the exclusivity of the licenses granted hereunder upon thirty (30) days written notice to AccuMed that in Licensee's reasonable determination the commercial exploitation of the Licensed Product is not commercially viable; or (y) terminate this Agreement in its entirety. In the event that Licensee terminates the exclusivity in accordance with (x) herein, Licensee shall continue to be obligated to make Required Royalty Payments. In the event that Licensee seeks to terminate this Agreement in its entirety, Licensee is still required to pay the Minimum Guaranteed Royalty Payment of $5,000,000 called for in section 3.2 of this Agreement and such amount shall be due and payable before any such termination shall be deemed effective. In the event that Licensee seeks to terminate this Agreement or its exclusivity,


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      Licensee shall not be entitled to the refund of any Minimum Guaranteed
      Payments (including those advanced pursuant to Section 3.2 herein, Required Royalty Payments or the Guaranteed License Issue Fee that have been paid to date.

      15. In Section 9.4 of the License Agreement, delete "(or, at AccuMed's discretion, destroy and certify to AccuMed the destruction of)".

      16. With reference to Section 10.4 of the License Agreement, the parties acknowledge and agree that, upon execution of this Agreement and payment of the amounts owing to Peter P. Gombrich as outlined in paragraph 5 of the Letter Agreement, the Letter Agreement will be superseded.

      17. Paragraph 10.5 of the License Agreement shall be modified to reflect the new addresses listed below:

      AccuMed International, Inc.
      920 North Franklin Street, Suite 402
      Chicago, Illinois 60610
      Attention: Paul F. Lavallee
                 Chairman and CEO
      Telephone No.: (312) 642-9200
      FaxNo.: (312)642-3101

      414 N. Orleans
      Suite 305
      Chicago, IL 60610
      Attention: Peter P. Gombrich, Chairman and CEO
      Telephone Number: (312) 222-9550
      Fax Number: (312) 222- 9580

with a copy to its counsel:

      Janet S. Baer
      Schwartz, Cooper, Greenberger & Krauss
      180 N. LaSalle Street
      Suite 2700
      Chicago, IL 60601
      (312) 346-1300

      18.   Section 10.8 is replaced with the following:

      10.8 Succession and Transferability. This Agreement and the License granted hereunder shall be binding upon and inure to the benefit of Licensee and its successors and assignees permitted hereunder and AccuMed and its successors and assignees. Licensee shall not assign this Agreement or the License granted hereunder, except to an Affiliated Person, in a sale of substantially all of the assets or equity shares of Licensee, or through a merger of


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      Licensee into another entity wherein such Affiliated Person, purchaser or entity agrees in writing to be bound by this Agreement.

      19. A new paragraph 10.11 is added to the License Agreement which provides as follows:

      10.11 Mutual Release. The parties hereto mutually release and forever discharge each other and their respective agents, officers, directors, shareholders, partners, employees, successors, representatives, attorneys and assigns, of and from, all actions, agreements, bills, bonds, causes of action, claims, controversies, counterclaims, covenants, cross-claims, damages, debts, demands, executions, indemnities, judgments, liens, promises, suits, third-party actions, filed or unfiled, and sums of money whatsoever, in law or in equity, arising out of the disputes which they now have or have had to date with respect to the License Agreement, the Patents, the Technology and the Copyrighted Works.

      In WITNESS WHEREOF, the parties hereto have caused this Amendment to Patent and Technology License Agreement to be executed as of the day and year first above written.

      AMPERSAND MEDICAL CORPORATION



      By: ____________________________
             Peter P. Gombrich
             Chairman and CEO

      1NPATH, LLC



      By: _____________________________
             Peter P. Gombrich
             Chairman and CEO

      ACCUMED INTERNATIONAL, INC.



      By: _____________________________
             Paul F. Lavallee
             Chairman and CEO


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              ASSIGNMENT OF PATENT AND TECHNOLOGY LICENSE AGREEMENT


      This ASSIGNMENT OF PATENT AND TECHNOLOGY LICENSE AGREEMENT ("Amendment") is made and entered into as of this 9th day of June, 2000, among INPATH, LLC ("Inpath"), a Delaware limited liability company, AMPERSAND MEDICAL CORPORATION ("Ampersand"), a Delaware corporation and ACCUIMED INTERNATIONAL, INC., ("AccuMed"), a Delaware corporation.

      WHEREAS, as of September 4, 1998, Inpath entered into that certain Patent and Technology License Agreement (the "License Agreement") with AccuMed.

      WHEREAS, certain disputes arose between Inpath and AccuMed with respect to the License Agreement and related matters.

      WHEREAS, on March 29, 2000, Inpath, AccuMed, and Ampersand entered into a Letter Agreement ("Letter Agreement") pursuant to which the parties agreed to resolve their differences with respect to the License Agreement and other matters.

      WHEREAS, pursuant to the Letter Agreement, the parties agreed that Inpath would assign all of its rights, title, interest and obligations under the License Agreement to Ampersand, and AccuMed agreed to accept the Assignment of the License Agreement by Inpath to Ampersand.

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties agree as follows:

      1. Inpath hereby assigns to AccuMed all of its rights, title, interest and obligations under the License Agreement, and AccuMed hereby agrees to be bound by the terms and obligations of Inpath outlined in the License Agreement.

      2. AccuMed hereby agrees to and consents to the assignment by Inpath to Ampersand of Inpath's rights, title, interest and obligations under the License Agreement.
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      IN WITNESS WHEREOF, the parties hereto have caused this Assignment of
Patent and Technology License Agreement to be executed as of the day and year first above written.

      INPATH, LLC


      By: ___________________________
            Peter P. Gombrich
            Chairman and CEO

      AMPERSAND MEDICAL CORPORATION


      By: __________________________
            Peter P. Gombrich
            Chairman and CEO


      ACCUMED INTERNATIONAL, INC.


      By: __________________________
            Paul F. Lavalle
            Chairman and CEO